MATTEL NORTHERN EUROPE A/S FIXED TERM EMPLOYMENT AGREEMENT

The undersigned

1.
Mattel Northern Europe A/S., a company with limited liability, incorporated under the laws of Denmark, having its business office at Langebrogade 5, 1411 København K, Denmark, hereinafter referred to as the “Company”;

and

2.	Søren Torp Laursen living at Oslo Plads 16, st., 2100 København Ø, Denmark, thereinafter referred to as the “Executive”;

Jointly referred to as the “Parties”.

whereas:

-
The Parties wish to enter into an employment agreement and wish to lay down the terms and conditions of their employment in this employment agreement (hereinafter referred to as: the “Employment Agreement”);

Have agreed as follows:

Article 1 -    Commencement and duration of the Employment Agreement

1.1	The Executive shall be employed by the Company as of 8 October 2018.

1.2	The Employment Agreement is entered into for a fixed period of time and shall automatically terminate without any prior notice being required from either party on 30 September 2019.

Until that date, the employment may be terminated by either party in writing to expire on the last day of a month in accordance with the provisions of the Danish Salaried Employees Act. The Company may thus terminate the Employment Agreement in accordance with the following notice periods:

•	Until 5 months’ employment: 1 months’ notice

•	And subsequently: 3 months’ notice.

The Executive may terminate the Employment Agreement by giving 1 months’ written notice.

Article 2 -    Function and scope of duties

2.1
The Executive shall look after the interests of the Company to the utmost of his powers, skills and ability. The Executive shall perform to the best of his abilities all tasks and services under the laws of Denmark and shall faithfully execute the instructions as may be given to him from time to time.

2.2	The Executive shall be employed as an interim Executive Director.

The Executive shall perform his activities mainly from the Executive’s home address in Denmark.

2.3	The Executive may be required to travel in Denmark and abroad.

Article 3 -    Salary and benefits

3.1	Salary

The Executive shall receive a base salary of 97,350 DKK gross per month (hereinafter: the “Gross Salary”). The Gross Salary shall be paid no later than on the last business day of each month after deduction of social security premiums, tax payments or other obligatory or agreed sums, to the bank account of the Executive.

3.2	Benefits

The Company will reimburse all reasonable expenses incurred by the Executive related to the use of his mobile phone upon presentation of a valid receipt. Reference is made to the Company’s European Mobile Device Policy and the description therein of General Usage Considerations and Use of Internet Data.

Further, the Company will reimburse the Executive’s expenses related to an internet connection at his home address upon presentation of valid receipts.

The Company will reimburse all reasonable travel and entertainment expenses incurred by the Executive on company business. Reference is made to the Mattel Employee Travel, Entertainment and Business Expense Rules. In the context of the mentioned rules the Executive will be considered as SVP. Executive will be eligible for travel insurance as set forth in the Mattel Employee Travel, Entertainment and Business Expense Rules.

The Executive agrees that he will not participate and will not elect to participate in any Company benefit or incentive programs. The base salary mentioned in clause 3.1 is based thereon.

Article 4 -    Working hours, overtime and holidays

4.1	Working hours

The usual number of working hours shall be 19 hours per week (50% of a fulltime employment equivalent to 2,5 working days on average) excluding half an hour daily lunch break.

4.2	Overtime

The Executive is expected to work reasonable overtime if and to the extent that the smooth conduct of business would require so. No compensation for work in overtime is provided, as it is deemed to be included in the remuneration as determined in this Employment Agreement.

4.3	Holidays

The Executive is entitled to holiday with pay in accordance with the Danish Holiday Act. Holiday shall be planned and taken according to a specific agreement with The Company and in consideration of The Company’s needs.

Article 5 -    Secrecy

Except with the prior written approval of the Company, the Executive shall not, during the term of the Employment Agreement and thereafter, disclose to any third party or use for his own benefit any information concerning the business of the Company or any of its subsidiaries or affiliated companies which has become known to the Executive. “Information concerning the business” includes, without limitation, all business, organisational and technical knowledge, know-how, proprietary or confidential information, names or addresses of customers of the Company or any of its subsidiaries or affiliated companies and any other information which is known only to a limited number of persons and which is not intended to become known outside of the Company or any of its subsidiaries or affiliated companies.

5.1
All written and other records and all tangibles concerning the Company or any of its subsidiaries or affiliated companies and their businesses which are in the possession of the Executive, shall be carefully kept and shall be immediately returned to the Company or any of its subsidiaries or affiliated companies upon their request.

5.2
On or before the effective date of termination, the Executive shall return all property of the Company and any of its subsidiaries or affiliated companies, including all written and other records and all tangibles. The Executive hereby waives any right of retention in respect of such records or tangibles mentioned herein.

5.3	Any breach of this provision on secrecy shall be deemed to constitute a material breach of the Employment Agreement, which may thus be terminated with immediate effect.

Article 6 -    Intellectual and industrial property rights

6.1
During or after the term of the Employment Agreement, all rights, including intellectual and/or industrial property rights, to any product, work, creation and/or performance (“objects”), amongst others inventions, models, databases, trademarks, trade names, designs, computer programs, ensuing from the work performed by the Executive, which the Executive, independently or in cooperation, has made, created or invented, belong to the Company, irrespective of whether the objects of intellectual and/or industrial property rights have been created during or outside working hours and irrespective of the nature of the Employment Agreement.

6.2
The Executive shall inform the Company immediately if he has made, created or invented an object of intellectual or industrial property right. If needed and pursuant to the request of the Company, the Executive shall immediately transfer the intellectual and/or industrial property rights to the Company.

6.3
The Executive shall take all measures that are necessary or desirable to ensure the appropriate form of protection for the intellectual and/or industrial property rights. In case protection of the intellectual and/or industrial property rights has to be established by a filing procedure or request procedure, such procedure shall be carried out exclusively, if possible, on behalf and for the benefit of the Company.

6.4
If the invention is made within 1 year after the effective date of termination, the invention shall be deemed to be result of the duties carried out by the Executive in the course of his employment, unless the Executive can prove that this is not the case.

6.5	The Executive acknowledges that the Gross Salary, as referred to in Article 3.1 of the Employment Agreement, includes a compensation for any loss of intellectual and/or industrial property rights.

Article 7 -    General

7.1	The Danish Salaried Employees Act (funktionærloven) and the Danish Holiday Act shall apply to this agreement.

7.2	This Employment Agreement shall be governed by the laws of Denmark.

7.3
The Executive will receive his usual pay during sickness absence. The Executive must report any sickness or other absence from work immediately on the first day of absence. In accordance with the general Danish rules, the Company is entitled to request medical documentation as well as a certificate of duration and/or a fit for work certificate.

7.4	In addition to the terms and conditions set out in this Employment Agreement, the employment will also be subject to the terms and conditions set out in the below mentioned addenda:

•	Information Technology Security and Usage Policy

•	Company Credit Card (if applicable)

•	Statement of Employee Data Protection Principles

7.5	Any amendments or additions to the Employment Agreement shall be agreed by the Parties in writing and signed by the Parties.

7.6	Should any provision of the Employment Agreement be or become invalid, the validity of the other provision(s) shall not be affected thereby.

7.7	The Executive shall inform the Company of any change of address or personal circumstances.

7.8	The Employment Agreement has been signed in duplicate.

/s/ Rene van den Polder    _         /s/ Søren Torp Laursen    _     _
Mattel Northern Europe A/S    Søren Torp Laursen By:    Rene van den Polder
Title:    Chairman of the Board of Directors

Date: 8 October 2018    Date: 8/10/18
Place: Amstelveen    Place: Copenhagen